Exhibit 10.7

CLOSING AGREEMENT AND CONVEYANCE

This Agreement is made and executed by and among Perf Go-Green Holdings, Inc., a Delaware corporation with its principal offices located in New York, NY (“PGGO”) and EcoReady Corporation (formerly PerfPower Corporation) (on the 12th day of January, 2010.

WHEREAS, PGGO, EcoReady and Boris Rubizhevsky entered into that certain Joint Venture Agreement dated December 29, 2009 under which PGGO agreed to transfer certain rights and assets to EcoReady in exchange for 1,400,000 shares of EcoReady common stock; and

WHEREAS, PGGO and EcoReady desire by this Agreement and Conveyance to complete the transaction contemplated by the Joint Venture Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are expressly acknowledged and agreed to, the parties hereby agree as follows:

1.	By this Agreement, PGGO conveys and transfers to EcoReady the following

a.
all of PGGO’s right, title and interest in and to the alkaline battery products, marketing, business plans, patents, patent applications, know-how and related intellectual property, and supply contracts, processes and properties owned, held or developed by it, including all good will, related to the alkaline battery business, and the rights to the PerfPower™ trademark, No. 3710192 as registered with the US Patent and Trademark Office and related logos, trade dress and marketing materials related to the alkaline batteries, solely in connection with the alkaline battery business, free and clear of all liens, pledges, security interests and any other debts or encumbrances.

b.	All of PGGO’s inventory of batteries held by PGGO.

c.	All of PGGO’s receivables, and business relating to the alkaline battery business.

2.	By this Agreement, EcoReady agrees to issue, transfer or convey to PGGO the following:

a.	1,400,000 shares of its common stock.

b.
Cash in the amount of $125,000 representing an initial license fee for the intellectual property acquired from PGGO, which the parties agree may be paid after closing and, in part, by offsetting for payments by EcoReady of payables or other liabilities of PGGO.

3.
The parties agree that the shares issued to PGGO under Item 2 above shall be and are valued at $700,000, or $0.50 per share, and that the purchase price for the items acquired by EcoReady shall be allocated as follows:

Trademark	$250,000

Business and operations	$150,000

Alkaline battery products,
marketing, business plans,
know-how, supply contracts,
and processes	$200,000

Good will	$100,000

$700,000

4.
The parties further acknowledge and agree that EcoReady acquired certain inventory of batteries from PGGO in the total amount of $24,947.81 on or about November 27, 2010, including an agreed fifteen (15) percent mark-up cost, as provided in the Joint Venture Agreement which amount EcoReady acknowledges it owes to PGGO and will pay in due course from its operations.

Dated this 12th day of January, 2010.

Perf Go-Green Holdings, Inc.

By:	/s/ Michael Caridi
Michael Caridi, Chief Operating Officer

EcoReady Corporation

By:	/s/ Boris Rubizhevsky
Boris Rubizhevsky, Chief Executive Officer